PRESS RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2008 FINANCIAL RESULTS AND
ADJUSTED FFO OF $0.37 PER SHARE FOR THE FOURTH QUARTER

HUNT VALLEY, MARYLAND – February 6, 2009 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter and fiscal year ended December 31, 2008.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months and twelve months ended December 31, 2008 of $26.3 million or $0.32 per common share and $98.1 million or $1.30 per common share, respectively.  The $26.3 million of FFO available to common stockholders for the fourth quarter includes a net gain of $2.1 million on the purchase of the Company’s preferred stock, a $3.9 million non-cash provision for impairment on real estate assets, a net loss of $1.9 million associated with owned and operated assets and $0.5 million of non-cash restricted stock expense.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.37 per common share for the three months ended December 31, 2008 and $1.45 per common share for the twelve months ended December 31, 2008.  Adjusted FFO is a non-GAAP financial measure, which excludes the impact of certain non-cash items and certain items of revenue or expenses (including non-cash provisions for impairment, results of operations of owned and operated facilities, restricted stock expense, gains on purchase and sale of securities, income taxes) as well as non-cash consolidation adjustments due to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”) adjustments.  For more information regarding FFO and adjusted FFO, see the “Funds From Operations” section below.

COMPANY COMMENTS

“Omega ended the year with an extremely strong balance sheet with debt to adjusted EBITDA leverage under 3.5x, no bond maturities prior to 2014 and availability of over $190 million on our $255 million revolving credit facility which matures in March 2010,” stated Taylor Pickett, Omega’s President and CEO.  Mr. Pickett added, “We will continue to conservatively manage and protect our very strong balance sheet through the current market turmoil and we will take a conservative approach to new investments focusing primarily on our existing portfolio.”

GAAP NET INCOME

For the three-month period ended December 31, 2008, the Company reported net income of $15.7 million, net income available to common stockholders of $15.6 million, or $0.19 per diluted common share and operating revenues of $49.2 million.  This compares to net income of $17.3 million, net income available to common stockholders of $14.8 million, or $0.22 per diluted common share, and operating revenues of $39.6 million for the same period in 2007.

For the twelve-month period ended December 31, 2008, the Company reported net income of $78.1 million, net income available to common stockholders of $70.6 million, or $0.94 per diluted common share and operating revenues of $193.8 million.  This compares to net income of $69.4 million, net income available to common stockholders of $59.5 million, or $0.90 per diluted common share, and operating revenues of $159.6 million for the same period in 2007.

The increases in net income and net income available to common stockholders for the twelve-month period ended December 31, 2008 compared to the prior year were primarily due to the impact of: i) revenue associated with $162 million of new investments completed since December 2007; ii) a net gain of $12.3 million on five sold facilities; and (iii) a $4.4 million reduction in interest expense due to lower average borrowings and LIBOR rates.  This impact was partially offset by: i) increased depreciation expense associated with the new investments; ii) a $3.4 million net loss associated with owned and operated assets; iii) a $4.2 million expense for uncollectible accounts receivable; iv) a $3.9 million provision for impairment and v) the impact of an allowance adjustment of $5.0 million with respect to straight-line rent recognition recorded during the first quarter of 2007.

2008 FOURTH QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On January 15, 2009, the Company declared the quarterly common dividend of $0.30 per share.
•	On December 31, 2008, the Company closed $19.5 million of new investment yielding 12.5%.
•	On October 16, 2008, the Company declared the quarterly common dividend of $0.30 per share.
•	On October 16, 2008, the Company purchased 400,000 shares of its Series D Preferred Stock at a 24.4% discount to its liquidation preference or an 11.1% effective yield.

FOURTH QUARTER 2008 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended December 31, 2008, when excluding nursing home revenues of owned and operated assets, were $44.3 million.  Operating expenses for the three months ended December 31, 2008, when excluding nursing home expenses for owned and operated assets, totaled $17.3 million, comprised of $10.7 million of depreciation and amortization expense, $2.2 million of general and administrative expenses, $0.5 million of restricted stock expense and a $3.9 million impairment.

Other Income and Expense – Other income and expense for the three months ended December 31, 2008 was a net expense of $9.4 million; comprised primarily of $8.9 million of interest expense, $0.5 million of amortization of deferred financing costs.

Funds From Operations – For the three months ended December 31, 2008, reportable FFO available to common stockholders was $26.3 million, or $0.32 per common share, compared to $23.7 million, or $0.35 per common share, for the same period in 2007.  The $26.3 million of FFO for the quarter includes the impact of: (i) a $3.9 million non-cash impairment; (ii) a $1.9 million net loss associated with owned and operated assets; a $2.1 million net gain associated with the purchase of a portion of the Company’s preferred stock and (iii) $0.5 million of non-cash restricted stock expense.

The $23.7 million of FFO for the three months ended December 31, 2007, includes the impact of: (i) a non-cash impairment adjustment of $0.2 million;  (ii) $0.5 million of non-cash restricted stock expense;  (iii) $0.1 million reduction in the Company’s provision for income taxes; and (iv) $0.1 million of non-cash FIN 46R consolidation adjustments.

When excluding the above mentioned items in 2008 and 2007, adjusted FFO was $30.5 million, or $0.37 per common share, for the three months ended December 31, 2008, compared to $24.1 million, or $0.35 per common share, for the same period in 2007.  For further information, see the attached “Funds From Operations” schedule and notes.

2008 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve months ended December 31, 2008, when excluding nursing home revenues of owned and operated assets, were $169.6 million.  Operating expenses for the twelve months ended December 31, 2008, when excluding nursing home expenses of owned and operated assets, totaled $61.4 million, comprised of $39.9 million of depreciation and amortization expense, $9.6 million of general and administrative expenses, a non-cash impairment of $5.6 million, $4.2 million expense for uncollectible accounts receivable and $2.1 million of restricted stock compensation expense.

The $4.2 million expense for uncollectible accounts receivable recorded in the second quarter of 2008 was primarily associated with a former tenant, Haven Eldercare.  The expense consisted of $3.3 million associated with straight-line receivables and $1.0 million in pre-petition contractual receivables.

Other Income and Expense – Other income and expense for the twelve months ended December 31, 2008 was a net expense of $39.0 million and was primarily comprised of $37.7 million of interest expense and $2.0 million of deferred financing amortization costs; partially offset by $0.5 million of net cash proceeds received from a legal settlement received in the first quarter of 2008.

Funds From Operations – For the twelve months ended December 31, 2008, reportable FFO available to common stockholders was $98.1 million, or $1.30 per common share, compared to $93.5 million, or $1.42 per common share, for the same period in 2007.  The $98.1 million of FFO for the year includes the impact of: (i) $5.6 million of non-cash impairments on real estate assets; (ii) a $4.2 million non-cash expense for uncollectible accounts receivable; (iii) a $3.4 million net loss associated with owned and operated assets; (iv) $2.1 million of non-cash restricted stock expense; (v) a $2.1 million net gain on the purchase of preferred stock; (vi) $0.7 million of one-time cash revenue; (vii) $0.7 million collected from a claim associated with a prior operator’s past due rental obligations; (viii) $0.5 million of net cash proceeds received from a legal settlement; and (ix) $0.1 million of non-cash FIN 46R consolidation adjustments.

The $93.5 million of FFO for twelve months ended December 31, 2007 includes (i) an adjustment to the allowance for straight-line revenue of $5.0 million (resulted in an increase in first quarter 2007 revenue of $5.0 million); (ii) $1.4 million of non-cash impairments; (iii) $1.4 million of non-cash restricted stock compensation expense; (iv) $0.3 million of non-cash FIN 46R consolidation adjustments; and (v) $7 thousand reduction in non-cash provision for income taxes.

When excluding the above mentioned non-cash or non-recurring items in 2008 and 2007, adjusted FFO was $109.3 million, or $1.45 per common share for the twelve months ended December 31, 2008, compared to $91.0 million, or $1.38 per common share, for the same period in 2007.  For further information, see the attached “Funds From Operations” schedule and notes.

2008 FINANCING ACTIVITIES

6.0 Million Share Common Stock Offering – On September 19, 2008, the Company completed an underwritten public offering of 6.0 million shares of its common stock at $16.37 per share.  The net proceeds, after deducting underwriting discounts and offering expenses, were approximately $97 million.  UBS Investment Bank was the sole book-running manager and Stifel Nicolaus was the co-manager for the offering.  The net proceeds were used to repay indebtedness under the Company’s senior credit facility and for working capital and general corporate purposes.

400,000 Series D Preferred Stock Purchase – On October 16, 2008, the Company purchased 400,000 shares of its 8.375% Series D Preferred Stock (NYSE:OHI PrD) at a price of $18.90 per share.  The liquidation preference for the Company’s Series D Preferred Stock (“Series D”) is $25.00 per share.  The purchase of the Series D shares resulted in a fourth quarter 2008 gain of approximately $2.4 million.  The gain was offset by a charge to net income available to common shareholders of approximately $0.3 million reflecting the write-off of the pro-rata portion of the original issuance costs of the Series D.

5.9 Million Common Share Offering – On May 6, 2008, the Company issued 5.9 million shares of its common stock in a registered direct offering at a purchase price of $16.93 per share with certain institutional investors.  The Company’s total net proceeds from the offering were approximately $99 million, after deducting the placement agent’s fee and other offering expenses.  The Company used all of the proceeds to repay indebtedness outstanding under the Company’s senior credit facility.

PORTFOLIO DEVELOPMENTS

Formation Capital – On December 31, 2008, the Company acquired two skilled nursing facilities (“SNFs”) in West Virginia, totaling 291 beds, for approximately $19.5 million, from an unrelated third party and leased the facilities to affiliates of Formation Capital (“Formation”), an existing tenant of the Company.  These facilities were added to Formation’s existing master lease (“Master Lease”) and provides for an additional $2.4 million of cash rent annually.  As part of the transaction, Genesis Eldercare Network, Inc. (“Genesis”) entered into a long-term management agreement with Formation, to oversee the day-to-day operations of each of these facilities.

Guardian LTC Management, Inc. – On September 30, 2008, the Company completed a $40.0 million investment with subsidiaries of Guardian LTC Management, Inc. (“Guardian”), an existing operator of the Company.  The transaction involved the sale and leaseback of three SNFs and a continuing care retirement community all located in Pennsylvania.  The facilities and related $4.0 million of initial annual rent were added to an existing master lease with Guardian.  The amended and restated master lease now includes 21 facilities and $15.7 million of annual rent, with annual escalators.  In addition, the master lease term was extended from August 2016 through September 30, 2018.

Acquisition and Transition of Former Haven Operating Assets – Since November 2007, affiliates of Haven Eldercare (“Haven”) were operating under Chapter 11 bankruptcy protection.  Commencing in February 2008, the assets of Haven were marketed for sale via an auction process conducted through proceedings established by the bankruptcy court.  The auction process failed to produce a qualified buyer.  As a result, and pursuant to the Company’s rights as ordered by the bankruptcy court, Haven moved the bankruptcy court to authorize the Company to credit bid certain of the indebtedness that Haven owed to the Company in exchange for taking ownership of and transitioning certain of the assets of Haven to a new entity in which the Company had a substantial ownership interest, all of which was approved by the bankruptcy court on July 4, 2008.  Effective as of July 7, 2008, the Company took ownership and/or possession of its 15 facilities and a new operator (which the Company consolidates pursuant to FIN 46R) assumed operations of the facilities.

On August 6, 2008, subsidiaries of the Company entered into a Master Transaction Agreement (“MTA”) with affiliates of Formation whereby Formation agreed (subject to certain closing conditions, including the receipt of licensure) to lease the aforementioned facilities under a Master Lease.  The lease has an initial term of 10 years with initial annual rent of approximately $12 million.  In addition, Formation has an option after the initial 12 months of the lease to convert eight (8) of the leased facilities into mortgaged properties, with economic terms substantially similar to that of the original lease.

On September 8, 2008, the Company completed the operational transfer, effective as of September 1, 2008, of 13 of the facilities to affiliates of Formation, in accordance with the terms of the MTA.  The 13 facilities are located in Connecticut (5), Rhode Island (4), New Hampshire (3) and Massachusetts (1).  As part of the transaction, Genesis entered into a long-term management agreement with Formation, to oversee the day-to-day operations of each of these facilities. As of the date of this release, eight (8) of the facilities (located in Connecticut and New Hampshire) have received licensure and are part of the Master Lease; five (5) of the facilities (located in Rhode Island and Massachusetts) are awaiting licensure, but are subject to economic terms and conditions identical to the Master Lease; and the two (2) remaining facilities in Vermont are still awaiting appropriate regulatory approvals.

Under the terms of the MTA, Formation had the right to elect to close one Connecticut facility.  During the fourth quarter of 2008, Formation gave notice to the Company of their election to close this facility.  As a result, the Company has recorded a $3.9 million impairment charge on this facility to reduce its carrying value to its estimated fair value.

CommuniCare Health Services – On April 18, 2008, the Company completed approximately $118 million of combined new investments with affiliates of CommuniCare Heath Services (“CommuniCare”), an existing operator.  Effective April 18, 2008, the Company purchased from several unrelated third parties seven (7) SNFs, one (1) assisted living facility and one (1) rehabilitation hospital, all located in Ohio, totaling 709 beds for a total investment of $47 million.  The facilities were added into an existing master lease (“Master Lease”) with CommuniCare.  Annualized cash rent increasing by approximately $4.7 million, subject to annual escalators, and two ten-year renewal options.  The term of the Master Lease with CommuniCare was extended to April 30, 2018.

Also on April 18, 2008, and simultaneous with the close of the amended CommuniCare Master Lease, the Company entered into a first mortgage loan with CommuniCare in the amount of $70 million (the “CommuniCare Loan”).  The CommuniCare Loan matures on April 30, 2018 and carries an interest rate of 11% per year. CommuniCare used the proceeds of the CommuniCare Loan to acquire seven (7) SNFs located in Maryland, totaling 965 beds from several unrelated third parties.  The CommuniCare Loan is secured by a lien on the seven (7) facilities.

Sun Healthcare Group, Inc. – On February 1, 2008, the Company amended its master lease with Sun Healthcare Group, Inc. and certain of its affiliates (“Sun”) primarily to: (i) consolidate three existing master leases into one master lease; (ii) extend the lease terms of the agreement through September 2017 for facilities acquired in August 2006; and (iii) allow for the sale of two rehabilitation hospitals currently operated by Sun.  As of June 30, 2008, these facilities had a net book value of $16.4 million and were included in assets held for sale.  On July 1, 2008, the two rehabilitation hospitals were sold for approximately $29.0 million and contractual rent was decreased by $1.7 million annually.

Advocat Inc. – During the first quarter of 2008, the Company amended its master lease with Advocat Inc. (“Advocat”) to allow for the construction of a new facility to replace an existing facility currently operated by Advocat.  Upon completion (estimated to be in mid-2009), Advocat’s annual cash rent will increase by approximately $0.8 million.  As a result of the Company’s plans to replace an existing facility, the Company recorded a $1.5 million impairment charge during the first quarter of 2008.

FIN 46R Consolidation – In January 2008, the Company purchased from General Electric Capital Corporation (“GE Capital”) a $39.0 million mortgage loan on seven facilities operated by Haven due October 2012.  Prior to the acquisition of this mortgage, the Company had a $22.8 million second mortgage on these facilities, resulting in a combined $61.8 million mortgage on these facilities immediately following the purchase from GE Capital.  In conjunction with the above noted mortgage and purchase option and the application of FIN 46R, the Company consolidated the financial statements and real estate of the Haven entity into its financial statements.  On July 7, 2008, the Company took ownership and/or possession of its 15 facilities and a new operator assumed operations of the facilities.  As a result of the Company taking ownership and/or possession of the Haven facilities, pursuant to FIN 46R, effective July 7, 2008, the Company was no longer required to consolidate the Haven entity into its financial statements.  However, pursuant to FIN 46R and effective July 7, 2008, the Company is required to consolidate the financial position and results of operations of the new operator which assumed the operations of these facilities.  Effective September 1, 2008, the operator that the Company consolidates pursuant to FIN 46R transferred the operations of 13 of the 15 facilities to Formation.  Therefore, beginning September 1, 2008, the operator that the Company consolidates pursuant to FIN 46R includes only the financial results of the two remaining facilities that are currently pending state approval prior to the transfer of these facilities.

DIVIDENDS

Common Dividends – On January 15, 2009, the Company’s Board of Directors announced a common stock dividend of $0.30 per share, to be paid February 17, 2009 to common stockholders of record on January 30, 2009.  At the date of this release, the Company had approximately 82.4 million outstanding common shares.

Series D Preferred Dividends – On January 15, 2009, the Company’s Board of Directors declared its regular quarterly dividend for the Series D preferred stock, payable February 17, 2009 to preferred stockholders of record on January 30, 2009.  Series D preferred stockholders of record on January 30, 2009 will be paid dividends in the approximate amount of $0.52344 per preferred share, on February 17, 2009.  The liquidation preference for the Company’s Series D preferred stock is $25.00 per share.  Regular quarterly preferred dividends represent dividends for the period November 1, 2008 through January 31, 2009.

2009 ADJUSTED FFO GUIDANCE

The Company currently expects its 2009 adjusted FFO to be between $1.47 and $1.50 per diluted share. The Company's adjusted FFO guidance for 2009 excludes the impacts of future acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense. A reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced adjusted FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified under the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2008 DIVIDENDS

Preferred D Dividends –The Company has determined that 100% of all dividends on Series D Preferred Stock in 2008 should be treated for tax purposes as an ordinary dividend.

Common Dividends – On February 15, 2008, May 15, 2008, August 15, 2008 and November 17, 2008, the Company paid dividends to its common stockholders in the per share amounts of $0.29, $0.30, $0.30 and $0.30, for stockholders of record on January 31, 2008, April 30, 2008, July 31, 2008 and October 31, 2008, respectively.  The Company has determined that 17.04% of the common dividends paid in 2008 should be treated for tax purposes as a return of capital, with the balance of 82.96% treated as an ordinary dividend.

ANNUAL MEETING

As previously announced on January 15, 2009, the Company's 2009 Annual Meeting of Stockholders will be held on Thursday, May 21, 2009, at 10:00 a.m., local time, at the Embassy Suites, 213 International Circle, Hunt Valley, Maryland. Stockholders of record as of the close of business on April 19, 2009 will be entitled to receive notice of and to participate at the 2009 Annual Meeting of Stockholders.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, February 6, 2009, at 10 a.m. EST to review the Company’s 2008 fourth quarter results and current developments.  To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the earnings call announcement in the “Upcoming Events” section on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2008, the Company owned or held mortgages on 256 SNFs and assisted living facilities with approximately 29,193 beds located in 28 states and operated by 25 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; (xii) the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and (xiii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this material.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Real estate properties
Land and buildings	$1,372,012	$1,274,722
Less accumulated depreciation	(251,854)	(221,366)
Real estate properties – net	1,120,158	1,053,356
Mortgage notes receivable – net	100,821	31,689
	1,220,979	1,085,045
Other investments – net	29,864	13,683
	1,250,843	1,098,728
Assets held for sale – net	150	2,870
Total investments	1,250,993	1,101,598

Cash and cash equivalents	209	1,979
Restricted cash	6,294	2,104
Accounts receivable – net	75,037	64,992
Other assets	18,613	11,614
Operating assets for owned properties	13,321	—
Total assets	$1,364,467	$1,182,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$63,500	$48,000
Unsecured borrowings	484,697	484,714
Other long–term borrowings	—	40,995
Accrued expenses and other liabilities	25,420	22,378
Accrued income tax liabilities	—	73
Operating liabilities for owned properties	2,862	—
Total liabilities	576,479	596,160

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Class D with an aggregate liquidation preference of $108,488 in 2008 and 4,740 shares Class D with an aggregate liquidation preference of $118,488 in 2007	108,488	118,488
Common stock $.10 par value authorized – 100,000 shares: Issued and outstanding – 82,382 shares in 2008 and 68,114 shares in 2007	8,238	6,811
Common stock – additional paid-in-capital	1,054,157	825,925
Cumulative net earnings	440,277	362,140
Cumulative dividends paid	(823,172)	(727,237)
Total stockholders’ equity	787,988	586,127
Total liabilities and stockholders’ equity	$1,364,467	$1,182,287

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Rental income	$40,713	$37,969	$155,765	$152,061
Mortgage interest income	3,026	992	9,562	3,888
Other investment income – net	500	485	2,031	2,821
Miscellaneous	94	148	2,234	788
Nursing home revenues of owned and operated assets	4,829	-	24,170	-
Total operating revenues	49,162	39,594	193,762	159,558

Expenses
Depreciation and amortization	10,705	9,288	39,890	36,028
General and administrative	2,185	2,461	9,598	9,661
Restricted stock expense	526	545	2,103	1,425
Provision for impairment on real estate properties	3,900	(220)	5,584	1,416
Provision for uncollectible mortgages, notes and accountsreceivable	(20)	-	4,248	-
Nursing home expenses of owned and operated assets	6,768	-	27,601	-
Total operating expenses	24,064	12,074	89,024	48,530

Income before other income and expense	25,098	27,520	104,738	111,028
Other income (expense):
Interest and other investment income	43	123	240	257
Interest	(8,940)	(10,146)	(37,745)	(42,134)
Interest – amortization of deferred financing costs	(501)	(499)	(2,001)	(1,958)
Litigation settlements	-	-	526	-
Total other expense	(9,398)	(10,522)	(38,980)	(43,835)

Income before gain on assets sold	15,700	16,998	65,758	67,193
Gain from assets sold, net	9	398	11,861	398
Income from continuing operations before income taxes	15,709	17,396	77,619	67,591
Provision for income taxes	-	(125)	72	7
Income from continuing operations	15,709	17,271	77,691	67,598
Discontinued operations	-	45	446	1,776
Net income	15,709	17,316	78,137	69,374
Preferred stock dividends	(2,272)	(2,481)	(9,714)	(9,923)
Preferred stock conversion and redemption gain	2,128	-	2,128	-
Net income available to common	$15,565	$14,835	$70,551	$59,451

Income per common share:
Basic:
Income from continuing operations	$0.19	$0.22	$0.93	$0.88
Net income	$0.19	$0.22	$0.94	$0.90
Diluted:
Income from continuing operations	$0.19	$0.22	$0.93	$0.88
Net income	$0.19	$0.22	$0.94	$0.90

Dividends declared and paid per common share	$0.30	$0.28	$1.19	$1.08

Weighted-average shares outstanding, basic	82,294	68,148	75,127	65,858
Weighted-average shares outstanding, diluted	82,362	68,200	75,213	65,886

Components of other comprehensive income:
Net income	$15,709	$17,316	$78,137	$69,374
Total comprehensive income	$15,709	$17,316	$78,137	$69,374

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income available to common stockholders	$15,565	$14,835	$70,551	$59,451
Deduct gain from real estate dispositions(1)	(9)	(398)	(12,292)	(1,994)
Sub-total	15,556	14,437	58,259	57,457
Elimination of non-cash items included in net income:
Depreciation and amortization(1)	10,705	9,288	39,890	36,056
Funds from operations available to common stockholders	$26,261	$23,725	$98,149	$93,513

Weighted-average common shares outstanding, basic	82,294	68,148	75,127	65,858
Effect of restricted stock awards	58	38	75	12
Assumed exercise of stock options	10	14	11	16
Weighted-average common shares outstanding, diluted	82,362	68,200	75,213	65,886

Fund from operations per share available to common stockholders	$0.32	$0.35	$1.30	$1.42

Adjusted funds from operations:
Funds from operations available to common stockholders	$26,261	$23,725	$98,149	$93,513
Deduct litigation settlements	—	—	(526)	—
Deduct Advocat straight-line valuation allowance adjustment	—	—	—	(5,040)
Deduct one-time cash revenue	—	—	(702)	—
Deduct FIN 46 adjustment	—	(66)	(90)	(296)
Deduct nursing home revenues	(4,829)	—	(24,170)	—
Deduct collection of prior operator’s past due obligation	—	—	(650)	—
Deduct/add back provision for income taxes	—	125	(72)	(7)
Deduct preferred stock gain and redemption charges - net	(2,128)	—	(2,128)	—
Deduct/add back non-cash provision for impairments on real estate properties(1)	3,900	(220)	5,584	1,416
Deduct/add back non-cash provisions for uncollectible accounts receivable	(20)	—	3,764	—
Add back non-cash restricted stock expense	526	545	2,103	1,425
Add back non-cash provision for uncollectible accounts receivable – FIN 46R related	—	—	484	—
Add Vermont net income	10	—	100	—
Add back nursing home expenses	6,768	—	27,601	—
Adjusted funds from operations available to common stockholders	$30,488	$24,109	$109,447	$91,011
(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO.  In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO.  As a result, its FFO may not be comparable to similar measures reported in previous disclosures.  According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO.  Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The following table presents a reconciliation of the Company’s 2009 guidance regarding FFO and Adjusted FFO to net income available to common stockholders:

	2009 Projected
Per diluted share:
Net income available to common stockholders	$0.95	−	$0.98
Adjustments:
Depreciation and amortization	0.50	−	0.50
Funds from operations available to common stockholders	$1.45	−	$1.48

Adjustments:
Nursing home revenue and expense - net	0.00	−	0.00
Restricted stock expense	0.02	−	0.02
Adjusted funds from operations available to common stockholders	$1.47	−	$1.50

The following table summarizes the results of operations of assets held for sale and facilities sold during the three- and twelve- months ended December 31, 2008 and 2007, respectively.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands)
Revenues
Rental income	$—	$45	$15	$212
Expenses
Depreciation and amortization	—	—	—	28
General and administrative	—	—	—	3
Subtotal expenses	—	—	—	31

Income before gain on sale of assets	—	45	15	181
Gain on assets sold – net	—	—	431	1,595
Discontinued operations	$—	$45	$446	$1,776

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands)

Total operating revenues	$49,162	$39,594	$193,762	$159,558
Nursing home revenues of owned and operated assets	4,829	—	24,170	—
Revenues excluding nursing home revenues of owned and operated assets	$44,333	$39,594	$169,592	$159,558

Total operating expenses	$24,064	$12,074	$89,024	$48,530
Nursing home expenses of owned and operated assets	6,768	—	27,601	—
Expenses excluding nursing home expenses of owned and operated assets	$17,296	$12,074	$61,423	$48,530

This press release includes references to revenues and expenses excluding nursing home and operated assets, which are non-GAAP financial measures.  The Company believes that presentation of the Company's revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company's core portfolio as a real estate investment trust in view of the disposition of all but two of the Company's owned and operated assets and short term holding of owned and operated assets. The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending December 31, 2008.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property(1)(3)	240	27,208	$1,391,212	93%
Loans Receivable(2)	15	1,985	100,821	7%
Total Investments	255	29,193	$1,492,033	100%

Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2) (3)	244	28,601	$1,432,472	96%	$50
Assisted Living Facilities	7	380	29,838	2%	85
Specialty Hospitals	4	212	29,723	2%	140
	255	29,193	$1,492,033	100%	$51

(1) Includes $19.2 million for lease inducement. (2) Includes $1.1 million of unamortized principal. (3) Excludes one facility classified as held for sale.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
Rental Property (1)	$40,713	92%	$155,765	93%
Mortgage Notes	3,026	7%	9,562	6%
Other Investment Income	500	1%	2,031	1%
	$44,239	100%	$167,358	100%

Revenue by Facility Type	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
Skilled Nursing Facilities (1)	$42,834	97%	$162,566	97%
Assisted Living Facilities	600	1%	1,925	1%
Specialty Hospitals	305	1%	836	1%
Other	500	1%	2,031	1%
	$44,239	100%	$167,358	100%

(1) 4th quarter revenue includes $0.9 million reduction for lease inducement, and $3.3 million for year-to-date. Excludes revenue from Owned and Operated assets.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$317,751	21%
Sun Healthcare Group, Inc.	40	210,542	14%
Advocat Inc.	40	146,339	10%
Guardian LTC Management (1)	23	145,171	10%
Signature Holdings, LLC	18	141,903	10%
Formation Capital (2)	15	119,112	8%
Nexion Health, Inc.	19	79,942	5%
Essex Healthcare Corp.	13	79,354	5%
Alpha Healthcare Properties, LLC	8	55,834	4%
Mark Ide Limited Liability Company	10	35,924	2%
Remaining Operators(3)	33	160,161	11%
	255	$1,492,033	100%

(1) Investment amount includes a $19.2 million lease inducement. (2) Includes $1.1 million of unamortized principal. (3) Excludes one facility classified as held for sale.

Concentration by State	# of Properties	Investment	% Investment
Ohio	47	$333,691	22%
Florida (2)	25	173,044	12%
Pennsylvania	23	150,225	10%
Texas	20	81,136	5%
West Virginia (1)	10	73,300	5%
Maryland	7	69,928	5%
Louisiana	14	55,343	4%
Colorado	8	52,784	3%
Arkansas	11	44,820	3%
Alabama	10	44,068	3%
Rhode Island	4	39,430	3%
Massachusetts	6	38,948	3%
Kentucky	10	36,857	2%
California	11	34,756	2%
Connecticut	5	30,906	2%
Remaining States (3)	44	232,797	16%
	255	$1,492,033	100%
(1) Investment amount includes a $19.2 million lease inducement. (2) Includes $1.1 million of unamortized principal. (3) Excludes one facility classified as held for sale.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2009	$-	$-	$-	0%
2010	1,996	1,431	3,427	2%
2011	4,598	68	4,666	3%
2012	3,175	-	3,175	2%
2013	24,717	-	24,717	14%
Thereafter	124,753	9,888	134,641	79%
$159,239	$11,387	$170,626	100%

(1) Based on 2009 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 9/30/08	Coverage Data
% Revenue Mix	Before	After
Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	81.5%	9.7%	26.2%	2.1	x	1.7	x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending December 31, 2008.

Current Capitalization ($000's)
	Outstanding Balance		%
Borrowings Under Bank Lines	$63,500		5%
Long-Term Debt Obligations (1)	485,000		36%
Stockholders’ Equity(2)	791,419		59%
Total Book Capitalization	$1,339,919		100%

(1) Excludes net discount of $0.3 million on unsecured borrowings. (2) Excludes earnings related to Owned and Operated Assets

Leverage & Performance Ratios(1)
Debt / Total Book Cap	40.9%
Debt / Total Market Cap	28.2%
Interest Coverage:
4th quarter 2008	4.54	x
(1) Excludes earnings related to Owned and Operated Assets

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Senior Notes	Total
	2009	$-	$-	$-
	2010	255,000	-	255,000
	2011	-	-	-
	2012	-	-	-
	2013	-	-	-
	Thereafter	-	485,000	485,000
		$255,000	$485,000	$740,000

(1) Reflected at 100% borrowing capacity. Actual borrowing at February 6, 2009 is $47.5 million.

The following table presents investment activity for the three- and twelve-month periods ending December 31, 2008.

Investment Activity ($000's)
	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$19,525	84%	$112,135	57%
Mortgages	-	0%	70,000	36%
Other	3,762	16%	14,683	7%
Total	$23,287	100%	$196,818	100%